Exhibit 10.1

THE WET SEAL, INC.
AMENDED AND RESTATED
SEVERANCE AND CHANGE IN CONTROL PLAN
ARTICLE 1
GENERAL

1.1    Purpose. The purpose of The Wet Seal, Inc. Severance and Change in Control Plan (the “Plan”) is to provide for the payment of severance and change in control benefits to covered executives of the Company in order to encourage and motivate them to devote their full attention to the performance of their duties without distraction or concern regarding the possibility, threat or occurrence of involuntary termination of employment or a Change in Control (as defined below). This Plan is intended to provide uniform severance and change in control benefits for participating executives. With respect to each executive who participates in the Plan, the Plan supersedes all plans, policies, agreements, or other arrangements for severance payments. To the extent the Plan provides deferred compensation it is an unfunded plan primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees.

1.2    Effective Date. The Plan is effective on April 8, 2013 (the “Effective Date”) and was last amended and restated effective, August 20, 2014.

ARTICLE 2
DEFINTIONS
As used herein, the following terms shall have the meanings set forth below.
2.1    “Board” means the Board of Directors of the Company.

2.2    “Cause” means (i) any act of material willful misconduct or material dishonesty by a Participant in the performance of the duties of his or her employment; (ii) any willful failure, neglect or refusal by a Participant to attempt in good faith to perform the duties of the Participant’s employment or to follow the lawful instructions of the Company (except as a result of physical or mental incapacity or illness) which is not promptly cured after written notice; (iii) a Participant’s commission of any fraud or embezzlement against the Company (whether or not a misdemeanor); (iv) a Participant’s being convicted of (or pleading guilty or nolo contendere to) any felony or misdemeanor involving theft, embezzlement, dishonesty or moral turpitude; and/or (v) a Participant’s failure to materially comply with the material policies of the Company in effect from time to time relating to conflicts of interest, ethics, codes of conduct, insider trading, or discrimination and harassment, or other breach of the Participant’s fiduciary duties to the Company, which failure or breach is materially injurious to the business or reputation of the Company.

2.3    “Change in Control” means either:
(a)any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the date hereof, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that an event described in this clause (a) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the

Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any person pursuant to a Non-Qualifying Transaction (as defined in clause (b)); or

(b)the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were members of the Board as of the date hereof at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”).

2.4    “Code” means the Internal Revenue Code of 1986, as amended.

2.5    “Committee” means the Board or, if the Board so determines, the Compensation Committee of the Board.

2.6    “Company” means The Wet Seal, Inc. and any successor thereto.

2.7    “Covered Termination” means the termination of a Participant’s employment by the Company or a subsidiary without Cause or by the Participant for Good Reason, provided that such termination of employment results in a “separation from service” within the meaning of Section 409A of the Code.

2.8    “Eligible Employee” means any employee of the Company with the title of Senior Vice President or above.

2.9    “Good Reason” means the occurrence, without a Participant’s written consent, of: (i) a material diminution in the Participant’s base compensation; or (ii) a material change of at least fifty (50) miles in the geographic location at which the Participant must regularly perform the Participant’s services; or, in the case of a Participant who is an Executive Vice President or above, (iii) a material diminution in the Participant’s job responsibilities, duties or authorities; provided that the occurrence of any such event or circumstance described in (i), (ii) and (iii) above will constitute Good Reason only if (x) the Company fails to cure such event or circumstance within 30 days after receipt from the Participant of written notice of the existence thereof, which notice must be provided to the Board within 90 days after the initial existence of such event or circumstance with sufficient specificity to allow the Company to respond to such claim, and (y) the Participant terminates employment with the Company within 30 days following the expiration of the Company cure period pursuant to clause (x).

2.10    “Participant” means any Eligible Employee who is selected to participate in the Plan and whose participation has not been terminated.

2.11    “Plan” means this Amended and Restated Severance and Change in Control Plan set forth herein, as it now exists or is hereafter amended.

2.12    “Release” means a general release from a Participant substantially in the form of Exhibit A to the Plan.

2.13    “Salary” means a Participant’s annual base salary at the rate in effect immediately prior to the date of a Covered Termination, but excluding any reduction in base salary that would constitute a Good Reason event (unless 30 days have elapsed since the Participant was informed of the reduction and the Participant has not given notice that he or she intends to resign for Good Reason).

2.14    “Severance Multiple” means .5 in the case of Participants who are Senior Vice Presidents, 1.0 in the case of Participants who are Executive Vice Presidents, and such multiple as the Committee may designate in the case of Participants above the level of Executive Vice President.

2.15    “Termination Date” means the date on which a Participant’s employment terminates by reason of a Covered Termination.

ARTICLE 3
ACCRUED COMPENSATION

3.1    Accrued Compensation on Termination of Employment. Upon termination of a Participant’s employment with the Company for any reason, the Participant will be entitled to receive (a) any accrued but unpaid salary through the date of termination, payable on the payroll date coincident with or next following such date, (b) (b) accrued and unused vacation pay, if any, paid in accordance with the terms of the Company’s vacation policy, (c) reimbursement for any unreimbursed business expenses properly incurred by the Participant in accordance with Company policy, and (d) any payments or benefits accrued by and payable to Participant under and in accordance with the terms of any Company employee benefit plan in which the Participant participates.

ARTICLE 4
NON-CHANGE IN CONTROL SEVERANCE BENEFITS

4.1    Covered Termination of Employment. If a Participant’s employment terminates in a Covered Termination, then, in addition to the accrued compensation described in Section 3.1, and subject to the provisions hereof, including, without limitation, timely satisfaction of the Release condition set forth in Section 6.1 below, the Participant will be entitled to receive the payments and benefits described in (a) and (b) below. Payments shall be subject to Section 13.5 of this Plan.

(a)Severance. The Participant will be entitled to receive salary continuation for 12 months from the Termination Date in the case of Participants with the title of Executive Vice President and higher,

and 6 months from the Termination Date in the case of Participants with the title of Senior Vice President, but ignoring any reduction in title that would constitute a Good Reason event (unless 30 days have elapsed since the Participant was informed of the reduction and the Participant has not given notice that he or she intends to resign for Good Reason). Payment will commence on the 60th day following the Termination Date.

(b)Continued Healthcare. If the Participant elects to receive COBRA continuation coverage under a Company-sponsored group health plan, the Company will pay, or reimburse the Participant for the payment of the premiums for the Participant and Participant’s covered spouse and dependents, if any, through the earliest of (i) the last day of the 12th month following the end of the month in which the Termination Date occurs, (ii) the date the Participant and/or the Participant’s covered spouse and dependents, if any, become eligible for healthcare coverage under the plan(s) of another employer, and (iii) the date that the Participant and/or the Participant’s covered spouse or dependents, if any, become no longer eligible for COBRA. Any such payment or reimbursement by the Company shall be subject to any required withholding taxes. After the Company ceases to pay or reimburse premiums pursuant to this subsection, the Participant may, if eligible, elect to continue healthcare coverage at the Participant’s expense in accordance with the provisions of COBRA. The Company shall have no obligation under this Section 4.1(b) to the extent it reasonably determines that making such payment or reimbursement would cause adverse consequences under Section 105(h) of the Code or the Patient Protection and Affordable Care Act (or similar laws).
Bonus. The Participant will be entitled to receive the unpaid amount, if any, of the annual bonus that would have been paid to the Participant for the fiscal year preceding the Participant’s termination of employment, payable on the date such bonus would have been paid (but in no event later than the date that other executives are paid their annual bonus for such year), in each such case as if the Participant’s employment had not terminated.
ARTICLE 5
CHANGE IN CONTROL BENEFITS

5.1    Covered Termination After a Change in Control. If a Participant’s employment is terminated in a Covered Termination within twelve months after the occurrence of a Change in Control, then, in addition to the accrued compensation described in Section 3.1, and subject to the provisions hereof, including, without limitation, timely satisfaction of the Release condition set forth in Section 6.1, the Participant will be entitled to receive the payments and benefits described in (a), (b), and (c) below in lieu of the payments and benefits described in Section 4.1. Payments shall be subject to Section 13.5 of this Plan.

(a)Severance. The Participant will receive a single sum cash payment equal to the Participant’s Severance Multiple times the sum of (1) the Participant’s Salary plus (2) the amount of the Participant’s target bonus opportunity for the fiscal year in which the Termination Date occurs, payable on the Company’s payroll date next following the date on which said Release condition is satisfied.

(b)Continued Healthcare. The Participant (and, if applicable, the Participant’s covered spouse and dependents) will be entitled to receive healthcare continuation benefits upon the same terms and conditions set forth in Section 4.1(b).

(c)Bonus. The Participant will be entitled to receive the unpaid amount, if any, of the annual bonus that would have been paid to the Participant for the fiscal year preceding the Participant’s termination of employment, payable on the date such bonus would have been paid (but in no event later than the date that other executives are paid their annual bonus for such year), in each such case as if the Participant’s employment had not terminated.

(d)Covered Termination in Contemplation of a Change in Control. If the Participant’s employment is terminated in a Covered Termination as a result of an action directed or requested by a person who directly or indirectly undertakes a transaction that constitutes a Change in Control that occurs within one year after such termination, the Participant shall be entitled to receive the payments and benefits described in Article 4, provided, however, that, if the Change in Control actually occurs and the Change in Control satisfies the requirements of Treasury Regulation 1.409A-3(i)(5), then, upon the occurrence of the Change in Control, Article 4 shall prospectively cease to apply and, in lieu thereof, the Participant shall be entitled to receive the payments and benefits the Participant would have received under Section 5.1 if the Termination Date had occurred within 12 months after the Change in Control, less any payments and benefits paid or provided to or earned by the Participant under Article 4 prior to the Change in Control. For the purpose of the preceding sentence, if an unvested equity award is forfeited on the Participant’s Termination Date, then, at the time of the Change in Control, the Participant will receive additional compensation in the same form, manner and amount as the Participant would have received with respect to such forfeited award if the Participant’s employment had continued through the date of the Change in Control.

5.2    Vesting of Equity Awards.

(i)If, in connection with a Change in Control, any of the Participant’s outstanding and unvested equity-based compensation awards are not assumed by or converted into economically equivalent awards for or with respect to securities of the acquiring or successor company (or a parent company thereof), then, unless otherwise specified in the applicable award agreement, such outstanding and unvested award will become fully vested immediately prior to the Change in Control, such that the Participant will be able to realize the full value of the award as if it had become vested prior to the Change in Control transaction.

(ii)If, in connection with a Change in Control, any of the Participant’s outstanding equity-based compensation awards are assumed by or converted into economically equivalent awards for securities of the acquiring or successor company (or a parent company thereof), then-

if the award is subject to performance-based vesting conditions and the Change in Control occurs before the end of the applicable performance period, the performance conditions, to the extent not previously satisfied, will be deemed to be satisfied at the target level, (A) if the original award provides for vesting solely on the basis of performance, the assumed or converted award will become vested solely on the basis of time at the end of the applicable performance period(s), subject to Participant’s continuing employment, or (B) if the original award vests on the basis of time and performance, the assumed or converted award will become vested solely in accordance with the time-based vesting condition; and
if the Participant’s employment is terminated in a Covered Termination within one year after the date of the Change in Control, then the unvested portion of the award, if any, will thereupon become fully vested.

ARTICLE 6
RELEASE OF CLAIMS; RESIGINATION OF POSITIONS

6.1    Release Condition. The Company will deliver a form of Release to the Participant within ten (10) business days following a Participant’s Termination Date, which will be substantially in the form annexed hereto as Exhibit A. As a condition of receiving any payments, benefits and accelerated vesting of equity awards pursuant to Articles 4 or 5, the Participant must execute and deliver the Release to the Company within 21 days following the date upon which the Company timely delivers the Release to the Participant (or, if the Participant’s termination of employment is “in connection with an exit incentive or other employment termination program,” as such phrase is defined in the Age Discrimination in Employment Act of 1967, within 45 days following the date of such delivery) and the Participant must not revoke the Release during the seven-day revocation period that begins when the Release is signed and delivered to the Company. If the Participant fails to execute and deliver the Release within said 21 (or, if applicable, 45) day period, or if the Participant does timely execute and deliver the Release to the Company but then timely revokes the Release, the Participant shall not be entitled to any such payments, benefits and accelerated vesting of equity awards. Notwithstanding anything to the contrary contained herein, if a Participant’s Termination Date and the outside date for revocation of the Release span two calendar years, any payments required to be made to the Participant that are subject to the aforesaid Release and that are treated as nonqualified deferred compensation for purposes of Section 409A of the Code shall commence to be paid in the case of a lump sum benefit the later of the expiration of the Release revocation period, or the first business day of the calendar year following the calendar year in which the Termination Date occurs.

6.2    Deemed Resignations. Upon termination of a Participant’s employment for any reason, the Participant shall be deemed to have resigned from all offices, directorships and committees memberships, if any, that the Participant then holds with the Company or any of its affiliates, and, at the Company’s request, the Participant shall execute such documents as are necessary or desirable to evidence or effectuate such resignations.

ARTICLE 7
LIMITATION ON PARACHUTE PAYMENTS

7.1    Section 280G Contingent Cutback. Notwithstanding anything herein to the contrary, if any payment or benefit to or for a Participant under this Plan or otherwise would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this provision, be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits shall be payable either (a) in full, or (b) to such lesser amount as would result in no portion of such payments and benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Participant on an after-tax basis of the greatest amount of payments and benefits under this Plan or otherwise, notwithstanding that all or some portion of such payment or benefits may be taxable under Section 4999 of the Code. If a Participant will receive a reduced amount pursuant to clause (b) above, then the reduction shall be made in the following order: (x) cash payments; (y) cancellation of accelerated vesting of equity awards other than stock options (with the latest vesting reduced first), and (z) cancellation of accelerated vesting of stock options (with the latest vesting reduced first).

7.2    Determination of Contingent Cutback. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of a Change in Control or, in the event such accounting firm is precluded from performing calculations hereunder, such other accounting firm of national reputation selected by the Company, and reasonably acceptable to the Participant, shall perform the calculations that are required by Section 7.1. The Company shall bear all expenses with respect to the determinations by such accounting firm in accordance with this Section. The accounting firm shall provide its calculations to the Company and the Participant within fifteen (15) calendar days after the date on which the Participant’s right to a payment under the Plan is triggered, unless the Company and the Participant agree otherwise. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company, the Participant and any other interested persons.

ARTICLE 8
ASSIGNMENT AND SUCCESSORS

8.1    Successors. The Company may assign its rights and obligations under the Plan to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), provided that any such successor shall assume the obligations of the Company under the Plan and agree expressly to perform such obligations in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For the purposes hereof, the term “Company” shall include any such successor to the Company’s business and/or assets who executes and delivers the assumption agreement described in the preceding sentence or who becomes bound by the terms of the Plan by operation of law.

8.2    Inurement. The rights and obligations of the Company and each Participant under the Plan shall be binding upon and inure to the benefit of the Company, the Participant and their respective successors, permitted assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. A Participant may not assign or transfer any of his or her rights or obligations hereunder, other than the Participant’s rights to payments hereunder, which may be transferred only by will or operation of law.

ARTICLE 9
AT-WILL EMPLOYMENT; NO DUPLICATION

9.1    No Change in Employment Status. The Plan is not an employment contract. Neither the Plan nor an Eligible Employee’s participation in the Plan shall change the “at will” employment status of any Participant, confer on the Participant any right to continued employment or affect the ability of the Company to terminate and/or amend the terms and conditions of such Participant’s employment.

9.2    No Duplication of Benefits. Any severance payments and benefits under the Plan shall be reduced by and shall not be duplicative of any other severance payments and benefits, and to the extent an Eligible Employee has executed an individually negotiated agreement with the Company relating to severance payments and benefits that is in effect on his or her Termination Date, no amounts will be due hereunder unless such Eligible Employee acknowledges and agrees in writing that the severance payments and benefits, if any, provided by the Plan are in lieu of and not in addition to any severance payments and benefits provided under the terms of such individually negotiated agreement.

ARTICLE 10
ADMINISTRATION

10.1    General. Except as otherwise determined by the Board in its discretion, the Plan shall be administered by the Committee.

10.2    Authority of the Committee. Subject to the provisions of the Plan, the Committee, acting in its discretion, may select the Eligible Employees who will participate in the Plan. The Committee, acting in its discretion, may prescribe the terms and conditions of such participation in a written “Participation Agreement” (and may override Plan terms in doing so and to the extent it does so, the Participation Agreement shall be treated as an amendment to the Plan with respect to the Eligible Employee who is a party to the Participation Agreement), construe, interpret and apply the provisions of the Plan and make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. The Committee shall have full power and authority to carry out its responsibilities and functions under the Plan.

10.3    Delegation of Authority. The Committee may delegate to any person or subcommittee (who may, but need not be members of the Committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate.

10.4    Decisions Binding. Any determination made by the Committee in the exercise of its authority with respect to the Plan shall be made in the Committee’s sole discretion, and all such determinations shall be final, conclusive, and binding on all persons.

10.5    Indemnification. The Company shall indemnify and hold harmless each member of the Committee and the Board and any employee or director of the Company to whom any duty or power relating to the administration of the Plan or any Award is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

ARTICLE 11
NOTICES

11.1    Notices. Any notice, request, claim, demand, document and other communication hereunder to the Company or a Participant shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid (or if it is sent through any other method permitted by the Company), as follows:

(a)if to the Company:

The Wet Seal, Inc.
26972 Burbank
Foothill Ranch, CA 92610
Attn: Board of Directors
Facsimile: (949) 206-4977
(b)    if to the Participant, at the address set forth in the Participant’s personnel file with the Company; or

(c)    at any other address as either the Participant or the Company shall have specified by notice in writing to the other.

ARTICLE 12
CONFIDENTIALITY; NON-DISPARAGEMENT.

12.1    Confidentiality. Each Participant shall enter into and shall abide by the Company’s standard Confidentiality and Non-Solicitation Agreement (the “Confidential Information Agreement”). Notwithstanding the foregoing or anything in the Confidential Information Agreement to the contrary, in the event of a conflict or inconsistency between the Confidential Information Agreement and the Plan, the terms of the Plan shall apply.

12.2    Non-Disparagement. As a condition of participating in the Plan, each Participant agrees not to disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees, either publicly or privately. Nothing in this section shall have application to any evidence, testimony or disclosure required by any court, arbitrator or government agency.

ARTICLE 13
SECTION 409A

13.1    General. The Plan will be construed and administered to preserve the exemption from Section 409A of payments that qualify as a short-term deferral. With respect to other amounts that are subject to Section 409A, it is intended, and the Plan will be construed so that any such amounts payable, and the Company’s and a Participant’s exercise of authority or discretion, hereunder shall comply with the provisions of Section 409A and the treasury regulations relating thereto so as not to subject the Participant to the payment of interest and additional tax that may be imposed under Section 409A.

13.2    Meaning of Termination of Employment. Solely as necessary to comply with Section 409A of the Code and to this extent for purposes of Articles 4 and 5 and any other provision where this definition is specifically referenced, “termination of employment” or terms of like import shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code. In addition, to avoid having such a separation from service occur after the Participant’s termination of employment, it is contemplated that the Participant shall not have (after the Participant’s termination of employment) any duties or responsibilities that are inconsistent with the termination of employment being treated as such a separation from service as of the date of such termination.

13.3    Expense Reimbursements. To the extent that any expense reimbursement provided for by the Plan does not qualify for exclusion from federal income taxation, the Company will make the reimbursement only if the Participant incurs the corresponding expense during the period of the Participant’s employment with the Company and submits the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year; and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

13.4    Installments. For purposes of Articles 4 and 5 with respect to amounts payable in the event of a Covered Termination of Participant’s employment, each such payment shall be treated as a separate payment within the meaning of the final regulations under Section 409A. Each such payment that is required to be made within 2-1/2 months following the end of the year that contains the date of the Participant’s termination of employment (the “STD Period”) is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A, and each such payment that is not so exempt shall be subject to delay in accordance with Section 13.5.

13.5    Delayed Payments to Specified Employees. In the event a Participant is a “specified employee” (within the meaning of Section 409A of the Code) on the date of the Participant’s termination of employment, any payment that is subject to Section 409A and is payable to the Participant in connection with Participant’s termination of employment shall not be paid earlier than six months after such termination of employment, at which time the Participant shall receive a catch-up payment of the amounts that otherwise would have been paid in the absence of such six-month delay (provided, if Participant dies after the date of the Participant’s termination of employment but before any payment has been made, such remaining payments that were or could have been delayed will be paid to the Participant’s estate without regard to such six-month delay). This Section will apply notwithstanding other provisions in the Plan that permit or require payment at an earlier time (and notwithstanding terms in such other provisions that may provide for their application without regard to other provisions of the Plan).

ARTICLE 14
MISCELLANEOUS PROVISIONS.

14.1    Tax Withholding. The Company shall be entitled to withhold from any amounts payable under this Plan any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

14.2    Amendment and Termination; Waiver. The Plan will have an initial term of three years from the Effective Date. On each anniversary of the Effective Date the term will automatically renew for an additional year unless, prior to such anniversary date, the Board shall have adopted a resolution not to extend the term of the Plan (such that, for the avoidance of doubt, at any point in time when the Board takes such action, there will always be at least two additional years before the Plan terminates). If a Change in Control occurs while the Plan is in effect, the Plan shall continue for at least two years following such Change in Control. The Board may amend the Plan at any time, provided, however, that no amendment may adversely affect the rights of a Participant without the Participant's consent. The Committee may amend the Plan at any time through the use of Participation Agreements as contemplated by Section 10.2 of this Plan. The failure of the Company to insist upon strict adherence to any provision hereof on any occasion shall not be considered a waiver of the Company’s rights or deprive the Company of the right thereafter to insist upon strict adherence to that provision or any other provision of the Plan.

14.3    Choice of Law. To the extent U.S. Federal law does not apply, the Plan shall be governed by and construed in accordance with the laws of the State of California.

14.4    Severability. The invalidity or unenforceability of any provision or provisions of the Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

EXHIBIT A
Form of Release

SEVERANCE AGREEMENT AND RELEASE
(“Severance Agreement”)
In order to resolve as fully as possible all known and unknown claims ___________________ (“Executive”) might have against The Wet Seal, Inc. and all Released Parties, The Wet Seal, Inc. and Executive agree as follows:

1.
Termination of Employment: Executive acknowledges that Executive’s last day of employment with The Wet Seal, Inc. and any of its affiliates (the “Company”) was _______________ (the “Termination Date”). Executive was instructed by the Company not to, and Executive did not, perform any services for the Company or incur any expenses or liabilities on behalf of the Company after the Termination Date. Executive understands and agrees that from and after the Termination Date, Executive has not been and will not be entitled to any of the rights, privileges or benefits established for the Company’s officers and employees except as otherwise provided in this Severance Agreement. Executive’s eligibility to accrue vacation, paid time off (“PTO”), 401(k) and other employee benefits and for health, dental, vision, life and other insurance benefits, terminated on the Termination Date, except as expressly provided in the Severance and Change in Control Plan (the “Plan”).

2.	Separation Benefits:

(a)
Executive shall receive the severance benefits described in the following Plan Sections _____________. Executive acknowledges that Executive is not otherwise entitled to those benefits, and that the representations and promises Executive is making by signing this Severance Agreement are a material aspect of this Severance Agreement. Executive also acknowledges that nothing in this Severance Agreement will require the Company to continue any benefit or compensation program, plan or policy which it currently maintains for its employees, and the Company may at any time modify, amend or discontinue any such program, plan or policy.

(b)	Executive will forfeit Executive’s entitlement to Plan benefits if Executive violates any material term of this Severance Agreement.

3.	Executive’s Release of Claims: As a material inducement to the Company to enter into this Severance Agreement, Executive agrees as follows:

(a)
Release of Claims: Executive irrevocably and unconditionally releases all of the Claims described in Section 3(b) that Executive has had, now has or may have against the Released Parties listed in Section 3(d), except those excluded by Section 3(e) of this Severance Agreement.

(b)
Claims Released: The Claims Executive is releasing under this Severance Agreement include all known and unknown claims, promises, causes of action, or similar rights of any type that Executive presently may have, has had or in the future has based upon any act or omission arising on or before the date Executive signs this Severance Agreement (“Claims”) with respect to any Released Party listed in Section 3(d). Executive understands that Executive is releasing any and all claims that might arise under national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), including but not limited to the following:
Anti-discrimination statutes as amended, such as the Age Discrimination in Employment Act of 1967, which prohibits discrimination based on age; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act and state and local laws, which prohibit discrimination based on disability and failure to reasonably accommodate disability; the California Fair Employment and Housing Act; and any other federal, state, or local laws which prohibit retaliation, discrimination and harassment in employment on the basis of actual or perceived race, color, religion, sex, sexual orientation, ancestry, national origin, physical or mental disability or medical condition, marital status or age, or association with a person who has, or is perceived to have, any of those characteristics, or failure to accommodate pregnancy, disability, religious observance or any other legally protected characteristic, status or activity.
Federal employment statutes as amended, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Occupational Safety and Health Act of 1970, which protects employee health and safety; the Family and Medical Leave Act, which mandates certain leaves of absence; the Fair Labor Standards Act, which regulates minimum wages, overtime and other aspects of pay and work hours; the National Labor Relations Act, which protects employees from unfair labor practices and provides rights for protected activity; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.
Other employment statutes, regulations and laws as amended, such as the California Labor Code and the California Business and Professions Code.
Other laws as amended, such as any federal, state, or local laws restricting an employer’s right to terminate employees, or otherwise regulating employment; enforcing express or implied employment contracts; requiring an employer to deal with employees fairly or in good faith; prohibiting retaliation or retaliatory actions; providing recourse for alleged wrongful discharge, demotion, failure to promote or transfer; providing recourse for any tort, physical or personal injury, intentional and negligent infliction of emotional distress, fraud or false promise, negligent misrepresentation, promissory estoppel, interference with contract or prospective economic advantage, or defamation; providing compensatory damages, punitive damages, interest, costs or attorneys’ fees; and/or allowing similar or related claims.

(c)
Unknown Claims: Executive understands that Executive is releasing Claims that Executive may not know about. That is Executive’s knowing and voluntary intent even though Executive recognizes that someday Executive might regret having signed this Severance Agreement. Nevertheless, Executive is assuming that risk and Executive agrees that this Severance Agreement will remain effective in all respects in any such case. Executive expressly waives and releases all rights Executive might have under any law that is intended to protect Executive from waiving unknown Claims (such as

California Civil Code Section 1542 and comparable laws of other states). Executive understands the significance of doing so. California Civil Code Section 1542 states:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(d)
Released Parties: The Released Parties are (i) the Company; (ii) its current and former parent, subsidiary and affiliated entities, including The Wet Seal Retail, Inc.; and (iii) with respect to each entity referenced in (i) and (ii), their predecessors and successors. The Released Parties further include all of the past, present, and future directors, officers, and employees in their official and in their individual capacities; all stockholders, trustees, owners, attorneys, representatives, assigns, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs) of each entity listed in (i) through (iii) in this subsection, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.

(e)
Claims Not Released: It is Executive’s intention to release all Claims that Executive has or may have, except (i) Executive’s right to enforce this Severance Agreement; (ii) Executive’s right, if any, to vested pension and 401(k) benefits; (iii) Executive’s right to recover on claims Executive has tendered for payment under medical, dental, vision and disability insurance plans; (iv) Executive’s right to COBRA healthcare benefits for which Executive must pay if Executive is qualified and interested; (v) any rights Executive may have under applicable workers’ compensation laws that Executive cannot release as a matter of law; (vi) any rights Executive has to indemnification under California Labor Code Section 2802 and the Officer and Agent’s Indemnification Agreement that Executive signed on _______________; and (vii) any claim under the Age Discrimination in Employment Act of 1967 based upon any act that occurs (or failure to act that occurs) after the date this Severance Agreement is signed by Executive. Executive also understands that this Severance Agreement does not release claims that cannot be released as a matter of law, but only to the extent that they cannot be released as a matter of law.

4.
Challenge to Validity, Truthful Testimony Under Oath and Communication with Government Agency: Nothing in this Severance Agreement, including but not limited to the provisions in Sections 5(f), 5(g), and 5(h) below, (a) limits or affects Executive’s right to challenge the validity of this Severance Agreement, including a challenge under the Age Discrimination in Employment Act of 1967 or Older Workers Benefit Protection Act; (b) in any way interferes with Executive’s right and responsibility to give truthful testimony under oath; or (c) precludes Executive from participating in an investigation, filing a charge, or otherwise communicating with any federal, state or local government office, official or agency, including but not limited to the Equal Employment Opportunity Commission, Department of Labor and National Labor Relations Board. However, Executive promises never to seek or accept any damages or reinstatement remedies for Executive personally with respect to any Claims released by Section 3 of this Severance Agreement.

5.	Representations and Promises: Executive acknowledges and agrees to the following material representations:

(a)
Return of the Company’s Property: Executive has returned all of the Company’s property of any kind, including without limitation, both originals and all copies of electronic and printed documents and other records (whether prepared by Executive or others), computer software, computer equipment (including the laptop that the Company issued to Executive), mobile or smartphones, credit cards, keys, badges, and any other materials or personal property belonging to the Company that Executive had in Executive’s possession or control. Executive has cleared all expense accounts, repaid everything that Executive owes the Company, including, but not limited to, all amounts Executive personally owes on Company-provided credit cards or accounts (such as cell phone accounts).

(b)
Receipt of All Wages, Benefits and Reimbursements Owed to Executive: Before Executive signed this Severance Agreement, the Company had paid all wages, bonuses, other forms of compensation, benefits, expense reimbursements, accrued but unused vacation, paid time off (“PTO”) and all other monies that it owed to Executive, other than the consideration promised to Executive under Section 2 of this Severance Agreement.

(c)	No Reliance on Representations Not in This Severance Agreement: Executive is not relying on any representations that are not contained in this Severance Agreement.

(d)
No Promise of Future Employment and Agreement Not to Reapply: Executive has not been told that the Company or any Released Party ever will employ Executive in the future, and Executive promises not to knowingly apply for employment with the Company or its parent, subsidiary or affiliated companies in the future.

(e)	No Assignment of Claims: Executive has not assigned or given away any of the Claims Executive is releasing.

(f)
Representation That Executive Has Not Filed Any Claim and Agreement to Withdraw or Dismiss All Proceedings: Executive represents that Executive has not filed any Claim against any of the Released Parties listed in Section 3(d), and Executive is not aware of any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding asserting any Claim that Executive has released. Executive agrees that if Executive ever learns of one, Executive waives Executive’s right to any monetary recovery and will promptly dismiss it or withdraw from it with prejudice except as provided in Section 4. To the extent permitted by law, Executive promises not to consent to become a member of any class or collective group, or a party to any multi-party action or proceeding, in which any Claim released by this Severance Agreement is asserted against the Company or any of the Released Parties. If Executive is made a member of a class or collective group in any such class, collective or multi-party action or proceeding without Executive’s prior knowledge and consent, Executive agrees to opt out of the class and/or collective group at Executive’s first opportunity to do so.

(g)
Cooperation: Both before and after Executive’s Termination Date, Executive agrees to (i) cooperate with the Company regarding the transition of Executive’s work responsibilities; (ii) cooperate with the Company and the Released Parties and their counsel and assist them in any litigation, disclosure, proceeding or dispute involving any of them with respect to matters that were within Executive’s knowledge or responsibility during Executive’s employment with the Company; and (iii) be available for questions relating to Executive’s services for and/or employment with the Company. Executive agrees (i) to meet with the Company’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this subsection; (ii) to provide truthful testimony to any court, agency or other adjudicatory body; and (iii) to notify the Company within three (3) business days if Executive is contacted by any adverse party or by any representative of an adverse party.

(h)
Non-Disparagement: Executive agrees that Executive will not provide information to or make any statement to the “media” (or any representative of the media) regarding the Company or any Released Party that criticizes, denigrates, or otherwise disparages the Company or any other Released Party. The term “media” includes but is not limited to radio, television, film, internet, and social media such as Twitter and Facebook. Executive further agrees that Executive will not make any written statement or cause anyone else to make any written statement to anyone that criticizes, denigrates, or otherwise disparages the Company or any other Released Party, nor will Executive take any other action that impairs the goodwill, reputation or business of the Company or the Released Parties. However, nothing in this Section is intended to or shall interfere with Executive’s rights under Section 4 or Executive’s carrying out the duties of future employment that requires Executive to position competitive products, services, programs, or other offerings for legitimate business purposes, provided that Executive will not use non-public, confidential or proprietary information that Executive obtained during employment with the Company to do so.

(i)
Trade Secrets and Confidential Information: Executive acknowledges that during Executive’s employment, Executive may have had access to trade secrets and confidential information about the Company and its subsidiary and affiliated entities, their products and services, employees, customers, and methods of doing business, including but not limited to files, customer lists, pricing lists, financial information, technical data, employee information, employee relations issues, employee complaints and/or grievances, information related to employee compensation and business processes. Executive agrees that Executive will not disclose any information relating to the trade secrets or confidential information of the Company, or its past or present subsidiaries or affiliates, or their customers, which has not already been disclosed to the general public.

(j)
Executive’s Representations: All of the representations Executive is making in this Severance Agreement are true. If Executive initially did not think any representation Executive is making in this Severance Agreement was true or if Executive initially was uncomfortable making it, Executive resolved all Executive’s doubts and concerns before signing this Severance Agreement.

6.	Reserved

7.
Section 409A Compliance: The Company intends the Plan benefits to be exempt from or compliant with Section 409A of the Internal Revenue Code. If the Company determines that the payment of any Plan benefit included under this Severance Agreement would cause the Severance

Agreement to be subject to Section 409A, the Company reserves the right to restructure the payment of amounts and benefits to Executive such that the payment of Separation Benefits would be exempt from or compliant with Section 409A.

8.
Tax Indemnity: Except as otherwise required by applicable law, Executive agrees that Executive will be exclusively liable for the payment of any taxes, including without limitation, federal and social security taxes, or any other taxes, arising out of or resulting from the Separation Benefits paid to Executive under this Severance Agreement, and Executive hereby represents that Executive will pay any such taxes that may be due at the time and in the amount required. The Company will have the right to deduct from any compensation payable to Executive under this Severance Agreement all income taxes, social security taxes and such other mandatory deductions as may now be in effect or may be enacted or required after the Effective Date of this Agreement. Executive agrees to indemnify, defend and hold the Company harmless from payment of any taxes (excluding unemployment taxes and the Company’s share of social security taxes) which any government agency determines should have been deducted from any consideration that the Company paid to Executive and that were not in fact withheld.

9.
Disputes: The prevailing party in any dispute arising out of this Severance Agreement will be entitled to recover from the other party all reasonable attorneys’ fees and related costs and expenses incurred in the prosecution or defense of such dispute or claim.

10.
Entire Agreement: This Severance Agreement is the entire agreement relating to any Claims or future rights that Executive might have with respect to the Company and the Released Parties. This Severance Agreement supersedes any prior agreements, understandings, obligations or representations between the Parties, oral or otherwise, pertaining to the subject matter of this Severance Agreement; all such prior agreements, understandings, obligations or representations are null and void except the following shall remain in full force and effect and Executive will continue to be bound by their terms: Executive’s Mutual Agreement to Arbitrate attached as Exhibit A, Executive’s Confidentiality and Non-solicitation Agreement attached as Exhibit B, and Executive’s Officer and Agent’s Indemnification Agreement attached as Exhibit C. This Severance Agreement only may be amended or terminated by a written agreement signed by Executive and by the Company’s Chief Executive Officer on the Company’s behalf.

11.
Governing Law, Jurisdiction and Venue: This Severance Agreement will be governed by and construed according to the laws of the State of California. Exclusive jurisdiction and venue for any dispute, claim, or action related to this Severance Agreement shall be in Orange County, California.

12.
Arbitration of Disputes: Except for requests for injunctive relief pending final resolution in arbitration, the Company and Executive agree to resolve any disputes we may have with each other (including but not limited to disputes about the interpretation of this Severance Agreement, Executive’s employment and Executive’s termination) through final and binding arbitration pursuant to the terms of Executive’s Mutual Agreement to Arbitrate.

13.
Severability: If a court or other binding legal authority finds that any provision in this Severance Agreement is invalid, the invalidity will not affect other provisions or applications of the Severance Agreement which can be given effect without the invalid provisions or applications.

14.	No Admission of Wrongdoing by Any Party: This Severance Agreement is not an admission of wrongdoing by the Company or any other Released Party, nor is it an admission of any wrongdoing by Executive.

15.
Binding on Heirs, Executors, Successors and Assigns: This Severance Agreement will be binding upon Executive and upon the Company, and upon our respective heirs, executors, successors (including successors resulting from a change in control) and assigns. In the case of Executive’s death, any unfulfilled Company obligations under this Severance Agreement will go to Executive’s estate.

16.
Notices: Executive will send any notices or other written documents required by this Severance Agreement to General Counsel, Wet Seal, Inc., 26972 Burbank, Foothill Ranch, California 92610 (or its then-current address listed in public records if it has moved from this address). The Company will send any notices or other written documents required by this Severance Agreement to Executive at the address Executive has written below Executive’s signature on this Severance Agreement.

17.	Counterparts: This Severance Agreement may be signed in counterparts that together will form a binding agreement when signed by all parties.

18.
Knowing and Voluntary Agreement and Consideration of Release; Waiver of Rights under the Age Discrimination in Employment Act: Executive acknowledges that, before signing this Severance Agreement, Executive was given twenty-one (21) days in which to consider this Severance Agreement. Executive waives any right Executive might have to additional time within which to consider this Severance Agreement. Executive further acknowledges that: (i) Executive took advantage of the time Executive was given to consider this Severance Agreement before signing it; (ii) Executive carefully read this Severance Agreement; (iii) Executive fully understands all of its terms; (iv) Executive is knowingly and voluntarily entering into this Severance Agreement (i.e., free from fraud, duress, coercion, or mistake of fact); (v) Executive is receiving valuable consideration in exchange for Executive’s execution of this Severance Agreement that Executive would not otherwise be entitled to receive; and (vi) the Company, in writing, encouraged Executive to discuss this Severance Agreement with Executive’s attorney (at Executive’s own expense) before signing it, Executive had an adequate opportunity to do so, and Executive did so to the extent Executive deemed appropriate. Executive understands that Executive is not waiving any claim under the Age Discrimination in Employment Act of 1967 based upon any act that occurs (or failure to act that occurs) after the date this Severance Agreement is signed by Executive.

19.
Executive’s Right to Revoke Severance Agreement: Executive understands that Executive may revoke this Severance Agreement for a period of up to seven (7) calendar days following the date Executive signs this Severance Agreement. In order to revoke this Severance Agreement, Executive must cause to be delivered a signed notice of revocation to Alyson Barker, General Counsel, Wet Seal, Inc., 26972 Burbank, Foothill Ranch, California 92610, no later than the end of the seventh calendar day after the day on which Executive signed this Severance Agreement. In the event Executive revokes this Severance Agreement, Executive will not receive any of the Separation Benefits set forth in this Severance Agreement and none of its terms will go into effect.

20.	Effective Date: This Severance Agreement will become effective on the eighth (8th) day after the date that Executive signs it.

TAKE THIS SEVERANCE AGREEMENT HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. THE COMPANY HEREBY ADVISES YOU TO CONSULT YOUR ATTORNEY. YOU SHOULD TAKE ADVANTAGE OF THE FULL 21-DAY PERIOD YOU ARE BEING GIVEN TO CONSIDER THIS SEVERANCE AGREEMENT.

YOU MAY REVOKE THIS SEVERANCE AGREEMENT IF YOU REGRET HAVING SIGNED IT. TO DO SO, YOU MUST CAUSE TO BE DELIVERED A WRITTEN NOTICE OF REVOCATION TO ALYSON BARKER, GENERAL COUNSEL, WET SEAL, INC., 26972 BURBANK, FOOTHILL RANCH, CALIFORNIA 92610, NO LATER THAN THE END OF THE SEVENTH CALENDAR DAY AFTER THE DATE ON WHICH YOU SIGNED IT. IF YOU REVOKE THIS SEVERANCE AGREEMENT, IT WILL NOT GO INTO EFFECT AND YOU WILL NOT RECEIVE THE SEPARATION BENEFITS DESCRIBED IN IT.

ACCEPTED AND AGREED TO
BY EMPLOYEE:

I have read, do understand and voluntarily agree
to the provisions of this Severance Agreement. I did not sign this Severance Agreement before the conclusion of my last day of employment with the Company.

___________________________________
Executive’s Signature

___________________________________
Print Executive’s Name

Address:____________________________

___________________________________

___________________________________
Date of Executive’s Signature

ACCEPTED AND AGREED TO
BY THE COMPANY:

I have read, do understand and voluntarily agree
to the provisions of this Severance Agreement. I am authorized to sign this Severance Agreement on behalf of the Company.

___________________________________
Who is authorized to sign for Wet Seal, Inc.

___________________________________
Print Name and Title

__________________________________
Date of Signature